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                                                                   Exhibit 10.65

                                          May 15, 2000


Cole Vision Corporation
Licensed Brands
1925 Enterprise Parkway
Twinsburg, Ohio 44087

Gentlemen:

          In consideration of my employment as Vice President, Finance for the Licensed Brands division of Cole Vision Corporation and the benefits I derive from Paragraph L hereof (but without thereby creating any fixed or contractual employment term, understanding that my employment can be terminated, with or without cause and with or without notice, at any time at the option of either the Company or me), I hereby agree with the Company (for purposes of this letter agreement, the "Company" shall mean Cole Vision Corporation or any of its present or future parent, direct or indirect subsidiaries or affiliated entities by which I am employed or on behalf of which I provide services) as follows:

          A. During the term of my employment I will not compete, directly or indirectly, with the Company. In accordance with this restriction, but without limiting its terms, I will not:

          (a) enter into or engage in any business which competes with the business of the Company; or

          (b) solicit customers, business, patronage, or orders for, or sell, any product or products in competition with, or for any business that competes with, the business of the Company; or

          (c) divert, entice, or take away any customers, business, patronage or orders of the Company or attempt to do so; or

          (d) promote or assist, financially or otherwise, any person, firm, association or corporation or any other entity engaged in any business which competes with the business of the Company.

          B. For a period of twelve (12) months following termination of my employment with the Company, I will not enter into or engage in any business that competes with the Company's business.

          C. For a period of twelve (12) months following termination of my employment with the Company, I will not solicit customers, business, patronage, or orders for, or sell any product(s) in competition with the Company's business.

          D. For a period of twelve (12) months following termination of my employment with the Company, I will not divert, entice, or otherwise take away any customers, business, patronage, or orders of the Company, or attempt to do so.

          E. For a period of twelve (12) months following termination of my employment with the Company, I will not promote or assist financially or otherwise, any person, firm, association, partnership, corporation, or any other entity engaged in any business which competes with the Company's business.


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          F. For the purposes of Paragraphs A through E, inclusive, I understand that I will be competing if I engage in any or all of the activities set forth therein directly as an individual on my own account, or indirectly as a partner, joint venturer, employee, agent, salesman, consultant, officer and/or director of any firm, association, corporation, or other entity, or as a stockholder of any corporation in which I own, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock.

          G. For the purposes of Paragraphs B through E, inclusive, the Company's business is defined as the manufacture, production, sale, marketing and/or distribution of any product(s) and/or the rendering of any service(s) that are the same as or similar to those manufactured, produced, sold, marketed, distributed and/or rendered, as of the date of my termination, by the Company.

          H. I understand that the activities set forth in Paragraphs B through E, inclusive, shall be prohibited only within the United States, Canada and Puerto Rico or such lesser geographic area as to which or for which I was assigned or had responsibility at the time of my termination or at any time during the twelve (12) month period immediately preceding my termination.

          I. If it shall be judicially determined that I have violated any of my obligations under Paragraphs B through E, inclusive, then the period applicable to the obligation which I shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.

          J. For a period of twelve (12) months following termination of my employment with the Company, I also agree that I will not directly or indirectly solicit or induce or attempt to solicit or induce any employee(s) or any sales representative(s), agent(s) or consultant(s) of the Company or any of its parent, subsidiary or affiliate entities to terminate their employment, representation or other association with the Company or such entity.

          K. During the period of my employment and at any time thereafter, I will not disclose, furnish, disseminate, make available or, except in the ordinary course of performing my duties on behalf of the Company, use any trade secrets or confidential business and technical information of the Company, or its parent, subsidiaries or affiliated entities or its customers, without limitation as to when it was acquired by me or whether it was compiled or obtained by, or furnished to me while I was employed by the Company. Such trade secrets and confidential business and technical information are considered to include, without limitation, the vision care plans, vendor lists, vendor terms and programs, merchandise costs, financial statistics, research data, or any other statistics and plans contained in monthly and annual review books, profit plans, capital plans, critical issues plans, strategic plans, or merchandising, marketing, real estate, or store operations plans. I specifically acknowledge that all such information, whether reduced to writing or maintained in my mind or memory and whether compiled by the Company and/or me derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Company to maintain the secrecy of such information, that such information is and will remain the sole property of the Company and that any retention and use of such information during or after the termination of my relationship with the Company (except in the course of performing my duties) shall constitute a misappropriation of the Company's trade secrets; provided, however, that this restriction shall not apply to information which is in the public domain or otherwise made public by others through no fault of mine.

          L. It is further understood and agreed that in the event my employment with the Company should be terminated by the Company without cause ("cause" for this purpose means gross neglect of duty, material breach of this Agreement, dishonesty, disloyalty, the inability to discharge my duties due to alcohol or drug addiction, or other misconduct inimicable to the best interests of the Company), I will receive, in full and complete settlement of any claims for compensation which I may have, a continuation of my annual base salary, in effect at the time of the termination of my employment, for a period of up to twelve (12) months immediately following such termination, payable in accordance with the Company's payroll schedule; provided, however, that in the event I obtain employment, any consulting assignments or any self-employment during said twelve (12) month period (and upon obtaining such employment or assignments I will promptly notify the Company of same), the payment of any unpaid balance hereunder, effective as of the date of such new employment or assignments, shall be:


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          (i)   canceled if the annual base salary of my new employment equals or exceeds my annual base salary at the Company at the time of my termination; or

          (ii) reduced to the amount by which my annual base salary at the Company at the time of my termination exceeds the annual base salary of my new employment prorated on the basis of the time remaining in said twelve (12) month period; or

          (iii) reduced by the amount of any consulting and self-employment income earned or paid to me during such period.

          As used herein, "annual base salary of my new employment" shall equal the greater of (x) the actual annual base salary of my new employment or (y) the average annual base salary payable to persons holding comparable positions as I then do with my new employer with businesses comparable to my then-new employer.

          It is the intent of this Paragraph L that I will be assured of the payment of an amount at least equal to my annual base salary at the time of my termination at the Company for a period of twelve (12) months following such termination, whether through payments from the Company, my new employer, or as consulting or self-employment income or a combination of payments from the Company, my new employer and consulting and self-employment income. I further agree to use my best efforts to obtain suitable employment following such termination.

          In no event, however, upon the termination of my employment by the Company, without cause, shall I receive less than the amount of money which is payable, if any, in accordance with the Company's severance pay policy in effect at the time of my termination.

          M. I expressly agree and understand that the remedy at law for any breach by me of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon my violation of any provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach without the necessity of proof of actual damage. Nothing in this Agreement shall be deemed to limit the Company's remedies at law or in equity for any breach by me of any of the provisions of this Agreement which may be pursued or availed of by the Company.

          N. This Agreement is not assignable by either party without the prior written consent of the other except that the Company may assign it without such consent to any parent, subsidiary or affiliated entity, and upon such entity's assumption of the Company's duties and obligations hereunder, such entity shall succeed to each of the Company's rights hereunder. Upon such assignment and assumption, I agree to and will become an employee of such entity, and all references to the Company in this Agreement shall, as the context requires, be deemed to be to the entity to which such assignment, assumption and employment relate.

          0. No modification, waiver, amendment or addition to any of the terms of this Agreement shall be effective, except as set forth in a writing signed by me and the Company. The failure of the Company to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of the Company thereafter to enforce each and every provision.

          P. This Agreement and any amendments thereto shall become effective on the date of acceptance by the Company and shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Ohio. I agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against me arising out of this Agreement and I hereby: (a) submit to the personal jurisdiction of such courts;
(b) consent to service of process in connection with any action, suit or proceeding against me; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
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     Q. This Agreement supersedes the provisions of each and every other agreement or understanding, whether oral or written, between the undersigned and the Company relating to the subject matter contained herein, and any such agreement or understanding shall be of no further force and effect. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, the extent enforceable in any jurisdiction, shall, nevertheless, be binding and enforceable. The parties hereto agree that when fully executed, the foregoing shall constitute a legally enforceable Agreement between us, which also shall inure to the benefit of the Company's successors and assigns.

     Finally, I represent that prior to signing this Agreement, I have read, fully understand and voluntarily agree to the terms and conditions as stated above, that I was no coerced to sign this Agreement, that I was not under duress at the time I signed this Agreement and that, prior to signing this Agreement, I had adequate time to consider entering into this Agreement, including without limitation, the opportunity to discuss the terms and conditions of this Agreement, as well as its legal consequences, with an attorney of my choice.


                                       Very truly yours,


                                       By: /s/ Ann M. Holt
                                          -------------------------------------
                                          Ann M. Holt

Acknowledged and agreed to
as of this 31st day of May, 2000.

COLE VISIONS CORPORATION

By: /s/ J. David Pierson
   --------------------------------
   J. David Pierson
   President, Cole Licensed Brands